Exhibit 10.28

PHATHOM PHARMACEUTICALS BONUS PLAN

Effective January 1, 2024

INTRODUCTION AND PURPOSE

The Phathom Pharmaceuticals (“Phathom” or the “Company”) Bonus Plan (the “Plan”) is designed to reward eligible employees for the achievement of corporate objectives, as well as measured individual objectives that are consistent with and support the overall corporate objectives. Since cooperation between departments and employees will be required to achieve corporate objectives that represent a significant portion of the Plan, the Plan should help foster teamwork and build a cohesive management team. For purposes of the Plan, the "Plan year" will mean each calendar year.

The Plan is designed to:

•
Encourage high performance by providing an incentive program to achieve overall corporate objectives and to enhance shareholder value.
•
Reward those individuals who significantly impact corporate results.
•
Encourage increased teamwork among all disciplines within Phathom.
•
Incorporate an incentive program in the Phathom overall compensation program to help attract and retain employees.
•
Provide an incentive for eligible employees to remain employed by Phathom through and beyond the payout of any earned bonus.

ELIGIBILITY

All regular employees are eligible to participate in the Plan. Employees are not eligible if included in a separate formal incentive plan provided by the Company. In order to be eligible, a participant must remain employed through the date awards are paid for a Plan year. If the participant is not employed on the date awards are paid, the participant will not have earned any bonus. If the participant has been subject to a performance improvement plan or other disciplinary procedure during the Plan year, any award to such individual will be at the discretion of the CEO or Chief Human Resources Officer, with respect to executive officers, the Compensation Committee.

Change in Status During the Plan Period:

a.
Participants hired during the Plan year:
•
Participants hired during the Plan year are eligible for a prorated award based the number of days employed in an eligible position.
b.
Promotion/change in level:
•
For promotions that occur after the fourth month of the applicable Plan year, the calculation will be prorated, based on the number of months at each bonus percentage level.
c.
Transfer to a position that is included in a separate formal Incentive Plan: Awards will be pro-rated using the same discipline as outlined for promotions above and in the separate formal incentive plan.
d.
Termination of employment:
•
If a participant’s employment is terminated voluntarily prior to the date awards are paid, the participant will not be eligible to receive an award.
•
If a participant’s employment is terminated involuntarily prior to the date awards are paid, it will be at the absolute discretion of the Company whether or not an award payment is made.
e.
Leave of Absence: Employee may be considered for a prorated award in the event of a leave of absence during the Plan year. The proration requirement can be waived at the discretion of the CEO or Chief Human Resources Officer, or for members of Executive Leadership team at the discretion of the Compensation Committee.

AWARD CALCULATION

Awards will be determined by applying a “bonus percentage” to the participant’s base salary earned or hourly wages earned during the Plan year. While the Compensation Committee may change the bonus percentage for any Plan year, the following bonus percentages will initially be used for this purpose:

Position Title	Bonus Percentage
CEO	65%
COO	50%
Executive Leadership Team	45%
VP	30%
Senior Director, Director	25%
Associate Director	20%
Senior Manager, Manager	15%
Below Manager	10%

Corporate and Individual Performance Factors

The CEO will present to the Compensation Committee a list of weighted corporate objectives for the applicable Plan year, which are subject to approval by the Compensation Committee. All participants in the Plan will then develop a list of key individual objectives, which must be approved by the responsible Vice President or Senior Vice President and, in the case of executive officers, by the CEO.

The relative weight between corporate and individual performance factors varies based on the individual’s assigned level within the organization. The weighting may be reviewed periodically and may be adjusted for any Plan year. The weighting for the performance factors will initially be as follows:

	Corporate	Individual
Executive Leadership Team	100%	⎯
Vice President and Above	80%	20%
Director Level	70%	30%
Senior Manager and Below	60%	40%

Performance Award Multipliers

Separate award multipliers will be established for both the corporate and, if applicable, the individual components of each award. The award multiplier for the corporate component shall be determined by the Compensation Committee each Plan year, in its sole discretion. The same award multiplier for the corporate component of the award shall be used for all Plan participants. The award multiplier for the individual component shall be determined by the responsible Vice President or Senior Vice President and by the President and / or CEO.

While the Compensation Committee may change the award multipliers for any Plan year, the following scale will be used to determine the actual performance award multiplier based upon the measurement of corporate and, if applicable, individual performance objectives.

Corporate Award Multipliers

Performance Category	Award Multiplier
1. Performance was truly outstanding or exceeded all objectives	125% - 150%
2. Performance met or exceeded all objectives or was excellent in view of prevailing conditions	100% - 125%
3. Performance generally met the year’s objectives and was very acceptable in view of prevailing conditions	50% - 100%
4. Performance for the year met some, but not all, objectives	0% - 50%
5. Performance for the year was not acceptable in view of prevailing conditions	0%

Example for Employee (Other than Executive Leadership Team)

The example below shows a sample cash bonus award calculation under the Plan for a non-executive employee, which is determined after the end of the Plan year.

Step #1: A potential target bonus award is calculated by multiplying the employee’s base salary by the participant's assigned target bonus percentage.

Step #2: The calculated potential target bonus award is then split between the corporate and individual performance factors by the employee’s assigned level (per the weighting above). This calculation establishes specific potential dollar awards for the performance period based on both the individual and corporate performance factor components.

Step #3: After the end of the Plan year, corporate and individual award multipliers will be established using the criteria described above. Awards are determined by multiplying the potential target bonus awards in Step #2 by the actual corporate and individual award multipliers.

Example:	Step #1: Determine Target Bonus Award
	Position:	Associate Director
	Base salary:	$100,000
	Target bonus percentage:	20%
	Potential target bonus:	$ 20,000

Step #2: Split Target Bonus Award Based on Corporate/Individual Weightings

Potential corporate performance bonus (70%): $ 14,000 Potential individual performance bonus (30%): $ 6,000

Step # 3: Actual Bonus Award Calculation

Assumed payment multipliers based on assessment of corporate and individual performance:

Corporate multiplier 75%-performance generally met objectives

Individual multiplier 125%-performance exceeded objectives

Cash Award:

Corporate component $ 10,500 ($14,000 x 75%)

Individual component $ 7,500 ($ 6,000 x 125%)

Total Award $ 17,500

AWARD PAYMENTS

Bonus award payments may be made in cash, through the issuance of stock, stock options or another form of equity award, or by a combination of cash, stock, stock options and/or another form of equity award, at the discretion of the Compensation Committee. All bonus award payments are subject to applicable tax withholdings. In the event that the Compensation Committee elects to pay bonus awards in stock or stock options, the Compensation Committee, in its sole discretion, will make a determination as to the number of shares of stock or stock options to be issued to each Plan participant in satisfaction of such bonus awards. The issuance of stock and stock options may also be subject to the approval of the Company’s stockholders, and any stock options issued will be subject to the terms and conditions of the Company’s equity plan.

Payment of bonus awards will be made at such times as determined by the Compensation Committee, but not later than four months following the Plan year.

PLAN PROVISIONS

Governance

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The CEO and Chief Human Resources Officer of Phathom will be responsible for the administration of the Plan with respect to non-executive employees. The Compensation Committee will be responsible for approving any compensation or incentive awards to executive officers of the Company. All determinations of the Compensation Committee or the CEO and Chief Human Resources Officer, as applicable, under the Plan, shall be final and binding on all Plan participants.

Compensation Committee’s Absolute Right to Alter or Abolish the Plan

The Compensation Committee reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation. Participation in the Plan at any given time does not guarantee ongoing participation.

Employment Duration/Employment Relationship

This Plan does not, and Phathom’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by Phathom or by the participant, with or without cause.

Plan Unfunded

The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

Rights Not Transferable

No rights of any participant to payments of any amounts under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to an award granted to a participant under the Plan shall be available during his or her lifetime only to the participant.

Governing Law

The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New Jersey (without regard to principles of conflicts of law).

Any questions pertaining to this plan should be directed to the Human Resources Department.